	RE:	Strategic Hotel Capital, Inc.
77 W. Wacker Drive, 46th Floor
Chicago, IL 60601
(312) 658-5000

FOR YOUR INFORMATION:		TRADED: NYSE: SLH

COMPANY CONTACT:		AT FINANCIAL RELATIONS BOARD:
Jim Lyman		Georganne Palffy
EVP & CFO		General Information
(312) 658-5000		(312) 640-6768

FOR IMMEDIATE RELEASE

MONDAY, JULY 26, 2004

STRATEGIC HOTEL CAPITAL, INC. TO ACQUIRE THE RITZ-CARLTON HALF

MOON BAY FOR $124.4 MILLION

CHICAGO, IL – July 26, 2004 – Strategic Hotel Capital, Inc. (NYSE: SLH) today announced that it has signed an agreement to acquire The Ritz-Carlton Half Moon Bay, a luxury destination resort overlooking the Pacific Ocean south of San Francisco, California, from a client advised by Morgan Stanley Real Estate. The resort features 261 guestrooms – the majority of which have ocean or coastal views – a 16,000 square foot spa and 17,000 square feet of indoor meeting space with additional outdoor meeting areas. Other highlighted features include: Navio, a fine dining restaurant; The Conservatory, offering light fare and beverages; two fitness centers; an indoor pool; six lighted tennis courts and access to two adjacent 18-hole championship golf courses.

This is the first resort to have been built on the Northern California coast in over a decade, having taken over 20 years to bring to completion. The hotel opened in 2001, with the first full year of operations in 2002. The resort was developed by The Athens Group, a leading developer of luxury resort properties.

The purchase price of $124.4 million is expected to be funded by the combination of a mortgage loan, the company’s line of credit and cash. The resort’s Earnings Before Interest Expense, Taxes, Depreciation and Amortization (EBITDA) is forecasted to be approximately $8.1 million in 2004 and $10.4 million in 2005. The purchase is subject to customary closing conditions and is expected to close in the third quarter.

Key features of this acquisition include the following:

•	This hotel opened immediately prior to September 11, 2001, in the midst of the Bay Area’s technology-industry recession, and should be a beneficiary of the overall recoveries in both the national and Bay Area economies.

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•	The purchase price is attractive relative to estimated replacement cost in a market with substantial barriers to entry.

Commenting on the acquisition, Laurence Geller, president and chief executive officer of Strategic Hotel Capital, Inc., said, “We are pleased to announce this acquisition following our recent public offering. The Ritz-Carlton Half Moon Bay quintessentially fits our growth strategy. This is a genuinely unique, high-end hotel with significant growth prospects located in a market with high barriers to entry. In addition, the property possesses those characteristics which will allow us to make full use of our value-added asset management skills: complexity; sophisticated and demanding customers; varied demand generators, and is still in the growth stage of its life cycle.” Geller also added, “Our ability to underwrite this acquisition, and to manage this investment going forward, is enhanced by the knowledge gained from our successful ownership and asset management of California beachfront resorts and Bay Area hotels.” On a final note, Geller concluded, “We look forward to once again expanding our relationship with the Ritz-Carlton Hotel Company and its parent company, Marriott International, and working together to make an excellent asset even better.”

Arne Sorenson, executive vice president and chief financial officer of Marriott International said, “We are delighted that Strategic Hotel Capital, Inc. will be adding a world class Ritz-Carlton property to its portfolio. We look forward to continuing to grow our relationship with Strategic Hotel Capital.”

About the Company

Strategic Hotel Capital, Inc., is a real estate investment trust (REIT) which owns and asset manages high-end hotels and resorts. The company has ownership interests in 14 properties with an aggregate of 5,931 rooms. For further information, please visit the company’s website at www.shci.com.

This press release contains forward-looking statements about Strategic Hotel Capital, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including but not limited to the following: the uncertainty of the national economy; economic conditions generally and the real estate market specifically; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; cash available for capital expenditures; availability of capital; ability to obtain or refinance debt; rising interest rates; rising insurance premiums; competition; demand for hotel rooms in our current and proposed market areas; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs. Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.